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                     December 9, 2021

       Paul W. Hoelscher
       Chief Financial Officer
       Horizon Therapeutics Public Ltd Company
       Connaught House, 1st Floor
       1 Burlington Road
       Dublin 4, D04 C5Y6
       Ireland

                                                        Re: Horizon
Therapeutics Public Ltd Company
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 24,
2021
                                                            File No. 001-35238

       Dear Mr. Hoelscher :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences